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                                                                     Exhibit 99

Contact Person:  D. Ben Berry  (252) 334-1511

                                  PRESS RELEASE
                                  -------------

                        GATEWAY FINANCIAL HOLDINGS, INC.
              ANNOUNCES STOCK SPLIT EFFECTED AS 10% STOCK DIVIDEND

         Elizabeth City, North Carolina - Gateway Financial Holdings, Inc. (NASDAQ: "GBTS"), the holding company for Gateway Bank, announced today that its Board of Directors approved an 11 for 10 stock split, to be effected in the form of a 10% stock dividend payable June 5, 2002 to shareholders of record as of May 22, 2002. The terms of the Company's outstanding Warrants will be adjusted accordingly. The Company's outstanding Warrants will be adjusted so that the holder of each Warrant may receive the number of shares of Common Stock which it would have been entitled if such holder had exercised the Warrant immediately prior thereto. In addition, the warrant exercise price will be adjusted for the stock dividend. Prior to the stock dividend, a Warrant entitled a holder of each Warrant to purchase one share of Common Stock at $11.10. Immediately following the stock dividend, the Warrants adjust and entitle the holder of each Warrant to 1.10 shares of Common Stock at approximately $10.09.

         D. Ben Berry, President and Chief Executive Officer commented, "We wanted to reward our shareholders for their constant belief in the Company and allow them to participate in our continued success. We believe this stock dividend shows our commitment to enhancing shareholder value."

         Gateway Financial Holdings, Inc. is the holding company for Gateway Bank, a full service community bank with offices in Elizabeth City, Edenton, Plymouth and Roper, North Carolina and Virginia Beach, Virginia. The Bank also provides insurance through Gateway Insurance Services, Inc. and brokerage services through Gateway Investment Services, Inc. The Common Stock of the Company is traded on NASDAQ under the symbol GBTS and its Warrants trade on NASDAQ under the symbol GBTSW. At March 31, 2002, Gateway Financial Holdings, Inc. had total assets of $171.2 million, net loans of $114.0 million and total deposits of $124.1 million.

05/14/2002